UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 4, 2016

Lattice Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-18032	93-0835214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 SW Fifth Avenue, Suite 700
Portland, Oregon 97204
(Address of principal executive offices, including zip code)

(503) 268-8000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Lattice Semiconductor Corporation (the "Company") announced that effective April 2, 2016, Mr. Max Downing has been appointed to serve as Interim Chief Financial Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Mr. Joe Bedewi has been serving as Chief Financial Officer of the Company and will continue in that position until Mr. Downing’s appointment becomes effective.

In connection with Mr. Downing’s appointment, the Company has adjusted certain terms related to Mr. Downing’s compensation package. The terms of the compensation package include:
•An annual base salary of $275,000;
•Continuing participation in the Company's cash incentive program, with a target award for fiscal year
2016 of 40% of Mr. Downing's base salary (and a maximum payout of 80% of his base salary).

In addition, Mr. Downing is party to a letter agreement with the Company pursuant to which, in the event of an involuntary termination (as defined in the letter agreement between Mr. Downing and the Company) of Mr. Downing's employment within 12 months of a “change of control” (as defined in the letter agreement), then Mr. Downing will immediately fully vest in all of his outstanding equity awards and the Company will pay Mr. Downing an amount equal to .75 times his then annual base salary, plus .75 times his then target cash incentive payment amount. These severance benefits will be subject to Mr. Downing entering into a release of claims in favor of the Company, its directors and its officers.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LATTICE SEMICONDUCTOR CORPORATION

Date: March 4, 2016	By:	/s/ Byron W. Milstead
Byron W. Milstead Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.    Description

99.1	Press Release dated March 4, 2016 (furnished herewith)

4